EXHIBIT 10.12


                    STOCK PURCHASE AGREEMENT




                             between


              BANK IV KANSAS, NATIONAL ASSOCIATION,
                          as Purchaser





                               and




                 EMPRISE FINANCIAL CORPORATION,
                           as Seller









                  Dated as of January 31, 1994


                        TABLE OF CONTENTS

                                                           Page #
                                                           ------

ARTICLE I.     Definitions . . . . . . . . . . . . . . . . . . .1
  Section 1.1  Definitions . . . . . . . . . . . . . . . . . . .1
  Section 1.2  Accounting Terms. . . . . . . . . . . . . . . . .8
  Section 1.3  Use of Defined Terms. . . . . . . . . . . . . . .8

ARTICLE II.    Sale and Transfer of Stock; Closing . . . . . . .8
  Section 2.1  Sale of the Shares. . . . . . . . . . . . . . . .8
  Section 2.2  Purchase Price. . . . . . . . . . . . . . . . . .8
  Section 2.3  Closing . . . . . . . . . . . . . . . . . . . . .8
  Section 2.4  Closing Deliveries. . . . . . . . . . . . . . . .8

ARTICLE III.   Agreements of the Parties . . . . . . . . . . . .9
  Section 3.1  Agreements of BANK IV . . . . . . . . . . . . . .9
  Section 3.2  Agreements of Seller. . . . . . . . . . . . . . 10
  Section 3.3  Section 338(h)(10) Election;
               Payment of Income Taxes . . . . . . . . . . . . 15
  Section 3.4  Software and Copyrighted Materials. . . . . . . 15

ARTICLE IV.    Representations and Warranties. . . . . . . . . 16
  Section 4.1  Representations and Warranties of
               Seller. . . . . . . . . . . . . . . . . . . . . 16
  Section 4.2  Representations and Warranties of
               BANK IV . . . . . . . . . . . . . . . . . . . . 26

ARTICLE V.     Book Value Adjustments. . . . . . . . . . . . . 28
  Section 5.1  Mutual Agreement. . . . . . . . . . . . . . . . 28
  Section 5.2  Expenses Caused by BANK IV. . . . . . . . . . . 28

ARTICLE VI.    Closing Conditions. . . . . . . . . . . . . . . 28
  Section 6.1  Conditions to Obligations of BANK IV. . . . . . 28
  Section 6.2  Conditions to Obligations of Seller . . . . . . 30

ARTICLE VII    Termination of Agreement. . . . . . . . . . . . 31
  Section 7.1  Mutual Consent; Termination Date. . . . . . . . 31
  Section 7.2  Election by BANK IV . . . . . . . . . . . . . . 31
  Section 7.3  Election by Seller. . . . . . . . . . . . . . . 31
  Section 7.4  Effect of Termination . . . . . . . . . . . . . 32

ARTICLE VIII.  Indemnification . . . . . . . . . . . . . . . . 32
  Section 8.1  Closing; Survival of Representations and
               Warranties. . . . . . . . . . . . . . . . . . . 32
  Section 8.2  Indemnification . . . . . . . . . . . . . . . . 32
  Section 8.3  Procedure . . . . . . . . . . . . . . . . . . . 33
  Section 8.4  Agreement as to Particular Contingent
               Liabilities . . . . . . . . . . . . . . . . . . 33

ARTICLE IX.    Miscellaneous . . . . . . . . . . . . . . . . . 34
  Section 9.1  Expenses. . . . . . . . . . . . . . . . . . . . 34
  Section 9.2  Notices . . . . . . . . . . . . . . . . . . . . 34
  Section 9.3  Time. . . . . . . . . . . . . . . . . . . . . . 35
  Section 9.4  Law Governing . . . . . . . . . . . . . . . . . 35
  Section 9.5  Entire Agreement; Amendment . . . . . . . . . . 35
  Section 9.6  Successors and Assigns. . . . . . . . . . . . . 35
  Section 9.7  Cover, Table of Contents, and
               Headings. . . . . . . . . . . . . . . . . . . . 35
  Section 9.8  Counterparts. . . . . . . . . . . . . . . . . . 35
  Section 9.9  Non-Competition . . . . . . . . . . . . . . . . 35



EXHIBITS

Exhibit "A"    Form of Morris, Laing, Evans, Brock & Kennedy,
               Chartered legal opinion

Exhibit "B"    Form of Noncompetition Agreement--W. A. Michaelis,
               Jr.

Exhibit "C"    Form of Noncompetition Agreement--M. D. Michaelis



                    STOCK PURCHASE AGREEMENT




          STOCK PURCHASE AGREEMENT, dated as of January 31, 1994, between BANK IV KANSAS, NATIONAL ASSOCIATION, a national banking association ("BANK IV"), and EMPRISE FINANCIAL CORPORATION, a
Kansas corporation ("Seller").


          W I T N E S S E T H: That,
          -------------------

          WHEREAS, BANK IV desires to acquire all, and not less than all, of the issued and outstanding capital stock of all classes of Emprise Bank, National Association, Hutchinson, Kansas
(the "Bank") subject to and pursuant to the terms of this Agreement; and


          WHEREAS, Seller owns all of the issued and outstanding capital stock of all classes of the Bank other than 1,200 directors' qualifying shares all of which it has the right to acquire; and


          WHEREAS, each party hereto believes that the proposed acquisition by BANK IV of Bank pursuant to the terms and conditions of this Agreement would be desirable and in their respective best interests;


          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:


                            ARTICLE I

                           DEFINITIONS


          1.1. Definitions. The following terms as used in this Agreement shall have the following meanings unless the context otherwise requires.



          "This Agreement" refers to this Stock Purchase Agreement and all amendments hereto.


          "Bank" means Emprise Bank, National Association, a national banking association organized under the laws of the United States.


          "BANK IV" means BANK IV Kansas, National Association, a national banking association organized under the laws of the United States.


          "Bank Holding Company Act" means the federal Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1841 et seq.), or any successor federal statute, and the rules and regulations of the Board promulgated thereunder, all as the same may be in effect at the time.


          "Bank Stock" means common stock of the Bank, par value
$10.00 per share.


          "Board" means the Board of Governors of the Federal
Reserve System or any successor governmental entity which may be granted powers currently exercised by the Board of Governors.


          "Book Value of the Bank" means the aggregate consolidated book value of the Bank, calculated in accordance with GAAP, except excluding:
                 (a)  any adjustments otherwise required by
          Financial Accounting Standard No. 115 to reflect changes in the Bank's securities portfolio to adjust to market value;

                 (b)  any accounting adjustments to

                      (i)   the "push-down" accounting on the Bank
                      and bank acquisitions by Bank;

                      (ii) accrue for vacation pay, sick leave, and float holidays of employees not now reflected on the financial statements of Bank and which will not be reflected at the time of closing, notwithstanding that BANK IV will agree to cause such accrued employee benefits to be paid in accordance with past practices;

                      (iii) the accounting treatment of intangible assets for goodwill, core deposit intangibles, covenants not to compete, and credit life agency shown on the daily statements of Bank, except that adjustments will be made for normal amortization of the assets in accordance with past practices of Bank;

                      (iv) accrue for the litigation against Bank in Reno County District Court, Case No. 91 C 522, brought by Bruce Dierking, et al, if no final judgment has been rendered in the case at the time of Closing;

                 (c) any other accounting adjustments, even though agreed upon by the parties, except in the amount that all such adjustments in the aggregate exceed the sum of $200,000, and

                 (d)  the cost to the Bank of discharging its
          remaining obligations under its discontinued pension plan;

but including:

                 (a)  the effect of all dividends and bonuses
          permitted by this Agreement, whether or not otherwise properly accruable, which have not been accounted for in the Book Value of the Bank; and

                 (b)  adjustments, if any, to the loan loss
          reserves or investment portfolios as provided herein and as agreed by the parties.


          "Closing" means the event at which the purchase and sale agreed upon in this Agreement is consummated by payment of the Purchase Price by BANK IV and assignment of the Shares by Seller as provided in this Agreement.


          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


          "Comptroller" means the United States Comptroller of the Currency or any successor governmental agency which may be granted powers currently exercised by the Comptroller of the Currency.


          "Corporations" refers collectively to the Bank and Emprise Building Corp.-Hutchinson, and "Corporation" refers to any one of them.


          "Disclosure Statement" means the Disclosure Statement prepared by Seller and delivered by Seller to BANK IV prior to the execution and delivery of this Agreement by BANK IV.


          "Effective Time" means the date and time on which the Closing occurs.


          "Environmental, Health, and Safety Liabilities" means any loss, cost, expense, claim, demand, liability, or obligation of whatever kind or otherwise, based upon Environmental Law relating to:

                 (i) any environmental, health, or safety matter or conditions, including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products;

                 (ii)  fines, penalties, judgments, awards,
          settlements, legal or administrative proceedings, damages, losses, claims, demands, and response, remedial or inspection costs and expenses arising under Environmental Laws;

                 (iii) financial responsibility under any
          Environmental Law for cleanup costs or corrective actions, including for any removal, remedial or other response actions, and for any natural resource damage;
          and

                 (iv)  any other compliance, corrective, or
          remedial action required under any Environmental Law.


          "Environmental Law" means any provision of past or present Law relating to any environmental, health, or safety matters or conditions, Hazardous Materials, pollution, or protection of the environment, including, but not limited to, on-site and off-site contamination, occupational safety and health, and regulation of chemical substances or products, emissions, discharges, release, or threatened release of contaminants, chemicals or industrial, toxic, radioactive, or Hazardous Materials or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic, radioactive, or hazardous substances or wastes.


          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


          "Facilities" means any real property, leaseholds, or other interests in real property owned by the Bank or any of the Corporations and/or any buildings, plants, structures, or equipment of any of the Corporations.


          "FDIC" means the Federal Deposit Insurance Corporation or any successor agency.


          "Federal Deposit Insurance Act" means the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


          "Financial Statements" refers to all of the financial statements described in clause i of Section 4.1 of this Agreement.


          "GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.


          "Hazardous Materials" means and includes: (i) any hazardous substance or toxic material (excluding any lawful product in customary quantities for use in the Bank's ordinary course of business which contains such substance or material), pollutant, contaminant, toxic material, or hazardous waste as defined in any state, federal, or local Environmental Law; (ii) waste oil and petroleum products; and (iii) any asbestos, asbestos containing material, urea formaldehyde or material which contains it.


          "Indemnifying Losses" shall have the meaning set forth in
Section 8.2 of this Agreement.


          "Indemnitee" and "Indemnitees" shall have the meanings set forth in Section 8.2 of this Agreement.


          "Law" or "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, or any subdivision thereof, or of any court or governmental department, agency, commission, board, bureau, or other instrumentality.


          "Litigation" means any proceeding, claim, lawsuit, and/or investigation being conducted or, to the best of the knowledge of the person or corporation making the representation, threatened before any court or other tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations, under or pursuant to any occupational safety and health, banking, antitrust, securities, tax, or other Laws, or under or pursuant to any contract, agreement, or other instrument.


          "Permitted Contract" means a contract or agreement, written or oral, between the Bank or another of the Corporations, on the one hand, and a person other than a customer of the Bank or another financial institution, on the other hand, which (i) was entered into in the ordinary course of business, (ii) may be terminated by BANK IV after the Effective Time on no more than 30 days' prior notice, (iii) provides for a payment of no more than $1,000 in any calendar month by the Bank or a Corporation, and (iv) provides for no payment upon termination in excess of $1,000.


          "Permitted Encumbrances" means with respect to any asset:

                 (a)   liens for taxes not past due;

                 (b)   mechanics' and materialmen's liens for
          services or materials for which payment is not past due;
          and

                 (c)   minor defects, encumbrances, and
          irregularities in title which do not, in the aggregate, materially diminish the value of an asset or materially impair the use of an asset for the purposes for which it is or may reasonably be expected to be used.


          "Purchase" means the purchase at the Closing of the Shares from Seller by BANK IV pursuant to this Agreement.


          "Purchase Price" has the meaning set forth in Section 2.2 of this Agreement.


          "Required Approvals" means the approval, consent, or non-objection, as the case may be, of the Board, the Comptroller, and all other governmental or self-governing agencies, boards, departments, and bodies whose approval, consent or non-action is required in order to consummate the Purchase, the merger of the Bank into BANK IV and the retention by BANK IV of all of the Bank's Subsidiaries in substantially their present form, which approvals, consents, and non-objections shall have become final and nonappealable without any appeal or other form of review having been initiated and as to which all required waiting periods shall have expired.


          "Seller" means Emprise Financial Corporation, a Kansas corporation.


          "Shares" means collectively all of the 500,000 shares of Bank Stock being purchased and sold pursuant to this Agreement.


          "Subsidiary" means any corporation fifty percent or more of the common stock or other form of equity of which shall be owned, directly or indirectly, by another corporation.


          "Valuation Date" means the last day of the month which immediately precedes the Effective Time.


          1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements submitted pursuant to this Agreement, and all financial statements submitted pursuant to this Agreement shall be prepared in all material respects in accordance with such principles subject to exceptions described in this Agreement.


          1.3. Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in any other agreement, document, or certificate made or delivered pursuant to this Agreement, unless the context otherwise requires.


                           ARTICLE II

               SALE AND TRANSFER OF STOCK; CLOSING


          2.1. Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, and deliver to BANK IV, and BANK IV shall purchase, all 500,000 of the Shares for the Purchase Price.


          2.2. Purchase Price. The total Purchase Price for all of the Shares shall be the sum of:

                 (i)  the Book Value of the Bank at the Valuation
          Date; and

                 (ii) $8,909,000.


          2.3. Closing. The Closing shall take place at the offices of Foulston & Siefkin, 700 Fourth Financial Center, Wichita, Kansas, at 10:00 a.m., or at such other time or place as the parties may agree, on a date selected by BANK IV upon giving reasonable notice to Seller, which, unless otherwise agreed, shall be the end of the month in which the final Required Approval is obtained and in which the last required waiting periods shall expire. The parties agree to exert their best efforts to cause the Closing to occur on or before April 30, 1994.


          2.4.   Closing Deliveries.  At the Closing:


                 a.   Seller shall deliver to BANK IV:

                      (i)  certificates representing all of the
                 Shares, endorsed for transfer to BANK IV, free and clear of all encumbrances, liens, security interests, claims, and equities whatsoever;

                      (ii) such other documents, including
                 officers' certificates, as may be required by this Agreement or reasonably requested by BANK
                 IV; and

                      (iii) the opinion of Morris, Laing, Evans,
                 Brock & Kennedy, Chartered, counsel to Seller and the Bank, substantially in the form of Exhibit
                 "A" hereto.


                      b.   BANK IV shall deliver to Seller
                 immediately available funds in the total amount of the Purchase Price, less that amount necessary to pay in full the present loan from BANK IV to Seller which is secured by a security interest in the Shares owned by Seller and which amount of the total Purchase Price shall be applied in payment and satisfaction of such loan.


                      c.   BANK IV and W. A. Michaelis, Jr., and
                 M. D. Michaelis shall execute and deliver non-competition agreements substantially in the form of Exhibits "B" and "C" hereto, respectively.


                           ARTICLE III

                    AGREEMENTS OF THE PARTIES


          3.1.   Agreements of BANK IV.


                 Prior to the Effective Time, BANK IV, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all of the Required Approvals.
          All such steps, including all proceedings before governmental bodies, shall be at the sole cost and expense of BANK IV, but Seller shall fully cooperate and shall cause the Corporations to cooperate fully with BANK IV in obtaining all Required Approvals.


          3.2.   Agreements of Seller.


                 a. Prior to the Closing, Seller shall not permit any of the Corporations to, except with the prior written consent of BANK IV or as otherwise provided in this
          Agreement:


                      (1)  Amend its articles or certificate of
                 incorporation, bylaws, or other charter
                 documents, make any change in its authorized, issued, or outstanding capital stock, grant any stock options or right to acquire shares of any class of its capital stock or any security convertible into any class of capital stock, purchase, redeem, retire, or otherwise acquire (otherwise than in a fiduciary capacity) any shares of any class of its capital stock or any security convertible into any class of its capital stock, or agree to do any of the foregoing;

                      (2)  Except for quarterly cash dividends in
                 the maximum amount of $350,000 each payable by the Bank at the same time or times as has been done in the past, declare or pay any dividend or other distribution in respect of any class of its capital stock;

                      (3)  Adopt, enter into, or amend materially
                 any employment contract or any bonus, stock option, profit sharing, pension, retirement, incentive, or similar employee benefit program or arrangement or grant any bonus, salary, or wage increase, except (a) normal individual bonuses or increases in compensation to employees in accordance with established employee procedures of the Corporations; and (b) normal severance pay on termination of any employee in accordance with past practices and employee termination guidelines;

                      (4)  Incur any indebtedness for borrowed
                 money (except for federal funds, repurchase agreements entered into in the ordinary and usual course of business, deposits received by the Bank, endorsement for collection or deposit of negotiable instruments received in the ordinary and usual course of business, and issuance of letters of credit by the Bank in the ordinary and usual course of business), assume, guarantee, endorse, or otherwise as an accommodation become liable or responsible for obligations of any other individual, firm, or corporation;

                      (5)  Pay or incur any obligation or
                 liability, absolute or contingent, other than liabilities incurred in the ordinary and usual course of business of the Corporations;

                      (6)  Except for transactions in the ordinary
                 and usual course of business of the Bank, mortgage, pledge, or subject to lien or other encumbrance any of its properties or assets;

                      (7)  Except for transactions in the ordinary
                 and usual course of business of the Bank
                 (including, without limitation, sales of assets acquired by the Bank in the course of collecting loans), sell or transfer any of its properties or assets or cancel, release, or assign any indebtedness owed to it or any claims held by it;

                      (8)  Make any investment of a capital nature
                 in excess of $25,000 for any one item or group of similar items either by the purchase of stock or securities (not including bonds or collateralized mortgage obligations purchased in the ordinary and usual course of business by the Bank), contributions to capital, property transfers, or otherwise, or by the purchase of any property or assets of any other individual, firm, or corporation;

                      (9)  Enter into any other agreement not in
                 the ordinary and usual course of business;

                      (10) Merge or consolidate with any other
                 corporation, acquire any stock (except in a fiduciary capacity), solicit any offers for any Bank Stock, or a substantial portion of the assets of either of the Corporations or, except in the ordinary course of business, acquire any assets of any other person, corporation, or other business organization, or enter into any discussions with any person concerning, or agree to do, any of the foregoing; or

                      (11) Enter into any transaction or take any
                 action which would, if effected prior to the Effective Time, constitute a breach of any of the representations, warranties, or covenants contained in this Agreement; provided, that transactions and other dealings with affiliated banks which are made to separate their respective affairs shall not constitute a breach of any of the covenants contained in this subparagraph (a).


                 b. Prior to the Effective Time, Seller shall cause each of the Corporations to conduct its respective business in the ordinary and usual course as heretofore conducted and to use its best efforts (1) to preserve its business and business organization intact, (2) to keep available to BANK IV the services of the present officers and employees of the Bank, except Seller reserves the right to hire Patrick W. Michaelis, Diana Fisher, Cynthia Fleming, Steve Onken, Roy Doonan, and Keith Moyer, (3) to preserve the good will of customers and others having business relations with the Bank, (4) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted), (5) to comply with all Laws applicable to it and the conduct of its businesses, (6) to keep in force at not less than their present limits all existing policies of insurance,
          (7) except as provided in this Agreement, to make no material changes in the customary terms and conditions upon which it does business, (8) to duly and timely file all reports, tax returns, and other documents required to be filed with federal, state, local, and other authorities, and (9) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or establish separate liability accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.


                 c. Prior to the Effective Time, Seller shall cause the Corporations, to the extent permitted by Law, to give BANK IV and its counsel and accountants full access, during normal business hours and upon reasonable notice, to their respective properties, books, and records, and to furnish BANK IV during such period with all such information concerning their affairs as BANK IV may reasonably request. Except for matters expressly disclosed in the Disclosure Statement, the availability or actual delivery of information about the Corporations to BANK IV shall not affect the covenants, representations, and warranties of Seller contained in this Agreement. Except for information disclosed in the course of obtaining governmental approvals, BANK IV shall treat as confidential all such information in the same manner as BANK IV treats similar confidential information of its own and, if this Agreement is terminated, BANK IV shall continue to treat all such information obtained in such investigation and not otherwise known to BANK IV, or already in the public domain, as confidential and shall return such documents theretofore delivered by Seller to BANK IV as Seller shall request.


                 d. Seller acknowledges that BANK IV will merge the Bank into BANK IV at the Effective Time.
          Accordingly, Seller agrees to take all such action and to cause the Bank to take all such action as BANK IV may reasonably request in order for such a merger to occur contemporaneous with the Effective Time. Any such request shall be in writing and mailed, faxed, served, or delivered to either Mr. L. Thomas Veatch, as Senior Vice President and Chief Financial Officer of Seller, or
          Ralph R. Brock, as attorney for Seller.


                 e. Seller agrees not to sell, pledge, encumber or otherwise hypothecate or transfer any shares of Bank
          Stock prior to the Effective Time.


                 f. Upon request, Seller shall furnish or cause to be furnished to BANK IV copies of title insurance policies, title opinions of attorneys, or other title evidence presently in the possession of Seller or Corporations covering or pertaining to the title of Corporations to any real properties owned by them. Any additional title evidence desired by BANK IV shall be obtained by it at its expense. Seller may, but shall not be obligated to, perform any curative title work in event the title to any of such real properties contains a defect other than Permitted Encumbrances. If Seller declines to perform any such curative work, then BANK IV may, but shall not be obligated to, undertake such curative work, in which event Seller shall fully cooperate with BANK IV in such work which shall then be at the cost and expense of BANK IV.


                 g. BANK IV shall have the right at any time prior to Closing at its cost and expense to make such environmental inspections and surveys of the property of the Corporations and to obtain such environmental assessment reports as BANK IV may deem advisable and appropriate. BANK IV, its agents and consultants, shall have access to the properties at all reasonable times and may take such soil or other tests as may be reasonable, and Seller and Corporations shall cooperate fully with BANK IV with reference to such environmental surveys and assessments.


                 h. Seller shall permit and cause Corporations to permit BANK IV at all reasonable times within 45 days from the date hereof to have any of the Facilities of Corporations surveyed by a duly licensed surveyor of BANK IV's choice. Any such surveys shall be made and obtained at the cost and expense of BANK IV, but Seller and Corporations shall cooperate fully with BANK IV in obtaining any such survey.


                 i. From the date hereof through the Effective Time, Seller shall cause the Bank to give BANK IV one business day's advance notice by telephone or facsimile to Thomas A. Page, President-Community Banking of BANK IV, of all proposed securities purchases or sales involving an aggregate price of $250,000 or more. If no objection is received within such period of one business day, then Bank may proceed to make the proposed purchases or sales.


                 j. Seller, in consultation with BANK IV, shall cause the Bank to exert its best efforts to fully discharge all of its remaining liabilities under its discontinued pension plan.


          3.3. Section 338(h)(10) Election; Payment of Income Taxes. Seller and BANK IV agree to make a joint election under
Section 338(h)(10) of the Code in accordance with applicable Law. At Closing, BANK IV shall pay to Seller an amount equal to all amounts that are included at the Valuation Date in the "Accrued Federal Income Tax," "Accrued Privilege Tax," "Deferred Federal Income Tax," "Deferred Privilege Tax," and any other accounts of Corporations containing a liability for income and privilege taxes, including any accounting adjustments and/or corrections agreed upon by Seller and BANK IV through the Valuation Date, plus the estimated liability of the Corporations for all such taxes for the period from the Valuation Date through the Effective Time, and plus the amount of any reimbursements for such taxes, if any, received by Corporations during such period, less the amount of such taxes, if any, paid by Corporations during such period. If any of such accounts have debit (negative) balances at the Valuation Date, they will offset the credit balances, and only the net amount will be paid to Seller. All liability for such taxes of the Corporations during the period from the Valuation Date through the Effective Time shall be estimated by using a per-day accrual for that period based on the average daily income of the Corporations for the preceding three months and a 39% combined tax rate, with the calculation of such average daily income to be made without regard to any accounting adjustments or adjustments to loan loss reserves or investment portfolios resulting from the transactions contemplated by this Agreement. Seller will pay all state and federal income taxes attributable to the Corporations' operations through the Effective Time. BANK IV will promptly pay over to Seller any refunds it may receive for overpayments, carrybacks, credits, or otherwise arising which are attributable to either or both of the Corporations for the period through the Effective Time.


          3.4. Software and Copyrighted Materials. At Closing Seller shall assign to BANK IV all licenses owned by Seller of software or other copyrighted property and the licensed software and property presently being used by Bank sufficient to permit BANK IV to continue using such property if Bank paid for its right to use such property, such licenses can be assigned without the consent or approval of the licensors or any third party, and BANK IV desires to continue to use such property. If assignment of any such license or right to use such property requires the consent or approval of the licensor or another party, Seller agrees to use its best efforts to obtain such consent or approval or to obtain a separate license or right to use the property for BANK IV on such terms and for such price, royalty, or other consideration, if any, required by the licensor or other party as may be satisfactory to BANK IV, which shall pay such consideration. Any license or right to use such property and the software and property licensed will not be assigned to BANK IV or obtained for it if BANK IV does not desire to continue the use of such property or if any required consent to such assignment or right to use such property cannot be obtained on terms satisfactory to BANK IV. If any such rights or right to use such property is owned by Bank and BANK IV desires to continue to use such property, but will not have the right to do so after the merger without the consent of the licensor or a third party, Seller likewise will use its best efforts to obtain such consent or approval the same as though the license was owned by Seller. If any such license or right to use such property is owned by Bank and BANK IV does not desire to continue the use of such property, but Seller desires to acquire the same, then at Closing Bank shall assign to Seller such license or right to use such property and the property licensed if such license or right to use such property can be assigned without the consent or approval of the licensor or another party or if any required consent or approval can be obtained on terms and for such price, royalty, or other consideration, if any, required by the licensor or another party, as may be satisfactory to Seller, which shall pay such consideration. Any software or other licensed or copyrighted materials presently utilized by Bank and which BANK IV will not have the right to use after Closing shall at Closing be returned or delivered to Seller or the licensor who is entitled to it, as the case may be, and BANK IV covenants and agrees after Closing not to use, disclose, reveal, or permit others to use, disclose, or reveal such property or materials in violation of any license or other agreement pertaining thereto, or any copyright or other law, or rule of law pertaining to trade secrets or proprietary or confidential information, which violation could subject Seller to a claim or payment of damages or other legal remedies for such violation. Notwithstanding the foregoing, however, it is understood and agreed that any software or hardware techniques or methods devised or developed by the Data Processing Center or personnel of Seller shall be retained by Seller as its trade secrets and proprietary information, and after Closing Bank shall have no further right to use the same.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES


          4.1. Representations and Warranties of Seller. Except as disclosed in the Disclosure Statement, Seller represents and warrants to BANK IV as follows:


                 a. Organization, Good Standing, and Authority. Seller is a bank holding company duly registered pursuant to the Bank Holding Company Act. Each of the Corporations is a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


                 b. Authority. Each of the Corporations has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business.

          Neither of the Corporations is in violation of its charter documents or bylaws, or of any applicable Law in any material respect, or in default in any material respect under any material agreement, indenture, lease, or other document to which it is a party or by which it is bound. The deposits of the Bank are insured by the FDIC to the extent provided by the Federal Deposit Insurance Act and the Bank has paid all assessments and filed all reports required to be filed under the Federal Deposit Insurance Act.


                 c. Binding Obligations; Due Authorization. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally.


                 d. Absence of Default. The execution and the delivery of this Agreement, the sale of the Shares, and the consummation of the other transactions contemplated hereby, and the fulfillment of the terms hereof will not
          (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of any of the Corporations or under any agreement or instrument under which either of the Corporations or the Seller is obligated, or (2) violate any Law to which either of the Corporations or the Seller is or will be subject prior to the Closing, but Seller makes no representation or warranty as to the proposed merger of the Bank into BANK IV or as to any aspect of any Law peculiar to BANK IV or Fourth Financial Corporation.


                 e. Subsidiaries. The only Subsidiary of the Bank is Emprise Building Corp.-Hutchinson.


                 f. Capitalization; Ownership of Shares. The Bank is authorized to issue 500,000 shares of capital stock, par value $10 per share, all of which is duly issued and outstanding. Seller is the owner, free and clear of all encumbrances, liens, security interests, and claims whatsoever, except a security interest to secure a loan from BANK IV, of all 500,000 shares of Bank Stock, except for 1,200 directors' qualifying shares. As provided herein, the loan will be repaid from the total Purchase Price at Closing. The directors' qualifying shares will be reacquired by Seller and will be sold and transferred to BANK IV at the Closing. Emprise Building Corp.-Hutchinson is authorized to issue 100,000 shares of common stock, par value $1 per share, of which 30,000 shares are issued and outstanding and are owned, free and clear of all liens, security interests, and claims whatsoever, by the Bank.


                 g. Charter Documents. True and correct copies of the charter documents and bylaws of both of the Corporations, with all amendments thereto, are included in the Disclosure Statement as Exhibits "G-1" to "G-4."


                 h. Options, Warrants, and Other Rights. None of the Corporations has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock of any class and none of the Corporations has agreed to issue or sell any additional shares of its capital stock.


                 i.   Financial Statements.  Included in the
          Disclosure Statement as Exhibits "I-1," et seq. are true and complete copies of the following financial statements, all of which are true and complete in all material respects and have been prepared in all material respects in accordance with GAAP and all applicable regulatory accounting principles consistently followed throughout the periods indicated, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which if presented would not differ materially from those included in the most recent year-end financial statements):

                      (1)  Unaudited Consolidated Financial
                 Statements of the Bank as of December 31, 1992, and 1991, and for the fiscal years then ended with accountants' compilation report thereon and notes thereto, which have been compiled by Grant Thornton, independent certified public accountants; and

                      (2)  Consolidated Reports of Condition and
                 Income, as of March 31, June 30, and
                 September 30, 1993, as filed by the Bank with the FDIC.

          As soon as practicable between the date hereof and the Effective Time, Seller will deliver to BANK IV copies of monthly operating statements and monthly securities inventory reports of the Bank and of all reports filed by either of the Corporations with any regulatory agencies. The books of account of each of the Corporations and each of the Financial Statements fairly and correctly reflect and, when delivered, will reflect in all material respects in accordance with GAAP and all applicable rules and regulations of regulatory agencies applied on a consistent basis, the respective incomes, expenses, assets, and liabilities, except contingent liabilities disclosed in the Disclosure Statement, of each of the Corporations (except for the absence in the monthly operating statements of the Bank of certain information and footnotes normally included in financial statements prepared in accordance with GAAP and except the exceptions listed in the definition of Book Value of the Bank in Section 1.1 of this Agreement). There have been, and prior to the Effective Time there will be, no material changes in the financial condition of the Bank from December 31, 1992, other than changes made in the usual and ordinary conduct of the businesses of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the books of account of the Corporations, except possible contingent liabilities disclosed in Exhibit "I-_" of the Disclosure Statement; and except as specifically permitted by this Agreement, there have been, and prior to the Effective Time there will be, no substantial changes in the respective businesses, assets, properties, or liabilities, absolute or contingent, of any of the Corporations, or in their respective condition, financial or otherwise, from the date of the most recent of the Financial Statements that has been delivered to BANK IV on the date hereof other than changes occurring in the usual and ordinary conduct of the business of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the respective books of account of the Corporations. Neither of the Corporations has any contingent liabilities, other than letters of credit and similar obligations of the Bank incurred in the ordinary course of business, asserted or which have a reasonable likelihood of being asserted, that are not disclosed in the Financial Statements listed above or that have not otherwise been disclosed to BANK IV in the Disclosure Statement. Seller also agrees to use reasonable efforts to have the accountants of Bank prepare and deliver to BANK IV prior to Closing a copy of Bank's compiled consolidated financial statements as of December 31, 1993, and for the year then ended, with accountant's compilation report thereon and notes thereto, but makes no warranty that such financial statements can or will be available prior to Closing, particularly if Closing occurs prior to April 1, 1994.


                 j.   Real Properties.  Exhibit "J" to the
          Disclosure Statement is a complete list of all real estate owned or leased by either of the Corporations. Each Corporation has good and marketable title in fee simple to all lands and buildings described in the Disclosure Statement as being owned by it, free and clear of all liens, encumbrances, and charges, except for Permitted Encumbrances. All leases of real property to which either of the Corporations is a party as lessee, true and complete copies of each of which with all amendments thereto are included in Exhibit "J" to the Disclosure Statement, are each valid and enforceable in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally, and there has been no material default by any party thereto. No zoning ordinance prohibits, interferes with, or materially impairs the usefulness of any of the real property and buildings thereon owned or used by any Corporation for the purposes for which it is now being used; and all the premises owned or leased by either of the Corporations are in good operating condition and repair, normal wear and tear excepted.


                 k. Personal Property. Except for the personal property listed on Exhibit "K" to the Disclosure Statement, each of the Corporations has good and marketable title to all of the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, contained in its offices and other facilities or shown as assets in its records and books of account, free and clear of all liens, encumbrances, and charges. All leases of personal property to which either of the Corporations is a party as lessee are valid and enforceable in accordance with their terms, and there has been no material default by any party thereto. All of such personal property owned or leased by either of the Corporations is in good operating condition, normal wear and tear excepted.


                 l. Taxes. The Corporations have filed all tax returns and reports required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns or reports are required to be filed and where the failure to file such return or report would subject any of the Corporations to any material liability or penalty. All taxes imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by either of the Corporations have been paid in such amounts and at such times as not to be delinquent or have been adequately provided for by reserves shown in the records and books of account of the Corporations and in the Financial Statements. No extension of time for the assessment of deficiencies for any years is in effect. Except for the potential claim by the State of Kansas for additional privilege taxes described in Exhibit "L" to the Disclosure Statement, neither Seller nor any of the Corporations has any knowledge of any unassessed tax deficiency proposed or threatened against any of them.


                 m. Contracts. Other than Permitted Contracts and agreements with customers of the Bank and with financial institutions entered into by the Bank in the ordinary course of its banking business, attached to the Disclosure Statement as Exhibit "M" is a list of all material contracts and other agreements and arrangements, both written and oral, to which either of the Corporations is a party and which involve $10,000 or more, which affect or pertain to the operation of their respective businesses. To the best knowledge of Seller, all parties thereto have in all material respects performed, and are in good standing with respect to, all the material obligations required to be performed under all such contracts and other agreements and arrangements, and no obligation with respect thereto is overdue. All of the material agreements of the Corporations, including without limitation the agreements disclosed in writing pursuant to this clause (m), are valid, binding, and enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally. Except as otherwise noted in Exhibit "M" to the Disclosure Statement, no contract, lease, or other agreement or arrangement to which either of the Corporations is a party or as to which any of their assets is subject requires the consent of any third party in connection with this Agreement. Except as described in Exhibit "M" to the Disclosure Statement, neither any Corporation nor Seller has any knowledge of any threatened cancellation of, any outstanding disputes or default under, or of any basis for any claim of breach or default of, any lease, contract, or other agreement or arrangement to which either of the Corporations is a party. Except for Permitted Contracts and except as set forth in Exhibit "M" to the Disclosure Statement, neither the Bank nor the Corporations is a party to:

                      (1)  Any contract for the purchase or sale
                 of any materials, or supplies which contains any escalator, renegotiation, or redetermination clause or which commits it for a fixed term;

                      (2)  Any contract of employment with any
                 officer or employee not terminable at will without liability on account of such termination;

                      (3)  Any management or consultation
                 agreement not terminable at will without liability on account of such termination;

                      (4)  Any license, royalty, or union
                 agreement, or loan agreement in which any of the Corporations is the borrower;

                      (5)  Any contract, accepted order, or
                 commitment for the purchase or sale of materials, services, or supplies having a total remaining contract price in excess of $10,000;

                      (6)  Any contract containing any
                 restrictions on any party thereto competing with either of the Corporations, or any other person;

                      (7)  Any other agreement which materially
                 affects the business, properties, or assets of either of the Corporations, or which was entered into other than in the ordinary and usual course of business; or

                      (8)  Any letter of credit or commitment to
                 make any loan or group of loans to related parties in an amount in excess of $250,000.


                 n. Labor Relations; Employees; ERISA. Neither of the Corporations is a party to or affected by any collective bargaining agreement, nor is any Corporation a party to any pending or, to the best knowledge of Seller, threatened labor dispute, organizational efforts, or labor negotiations. Each of the Corporations has complied in all material respects with all applicable Laws relating to the employment of labor, including, but not limited to, the provisions thereof relating to wages, hours, collective bargaining, payment of social security taxes, and equal employment opportunity, the violation of which would have a materially adverse impact on their respective businesses. Neither of the Corporations is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except for the Bank's profit sharing plan (the "Profit Sharing Plan"), true and complete copies of which with all amendments thereto are Exhibit "N" to the Disclosure Statement, neither of the Corporations has any written or oral retirement, pension, profit sharing, stock option, bonus, or other employee benefit plan or practice other than group health and accident insurance and employee bonuses for country club dues and year-end employee incentive awards. The Profit Sharing Plan is in material compliance with ERISA and the Code and is a "qualified plan" within the meaning of Section 401(a) of the Code and is the subject of a currently effective written determination of the Internal Revenue Service to such effect and to the further effect that the trust thereunder is a trust exempt from taxation under Section 501 of the Code. Neither Seller nor either of the Corporations knows of any facts or circumstances that could adversely affect the status of such plan as such a plan or such trust as such a trust. All accrued contributions and other payments to be made by the Bank under the Profit Sharing Plan have been made or reserves adequate for such purposes have been set aside therefor. Neither of the Corporations has violated any of the provisions of ERISA, and neither of them has engaged in any "prohibited transactions" as such term is defined in
          Section 406 of ERISA. Each of the Corporations has complied with all applicable notice requirements and has provided group health care continuation coverage under
          Section 4980B of the Code and/or any other applicable Laws. There is no employee of either of the Corporations whose employment is not terminable at will without severance pay or other penalty or compensation other than as described in Exhibit "N." All employment contracts with employees are oral and are terminable at will.


                 o.   Government Authorizations.  Each of the
          Corporations has all permits, charters, licenses, orders, and approvals of every federal, state, local, or foreign governmental or regulatory body required in order to permit it to carry on its business substantially as presently conducted. All such licenses, permits, charters, orders, and approvals are in full force and effect, and, to the knowledge of the Corporations and Seller, no suspension or cancellation of any of them is threatened and neither Seller nor any of the Corporations knows of any fact or circumstance that will interfere with or adversely affect the renewal of any of such licenses, permits, charters, orders, or approvals; and none of such permits, charters, licenses, orders, and approvals will be affected by the consummation of the transactions contemplated by this Agreement, except as they may be affected by the merger contemplated by BANK IV.


                 p. Insurance. Exhibit "P" to the Disclosure Statement is a complete list of all insurance policies presently in effect and in effect during the past three years. All the insurance policies and bonds currently maintained by any of the Corporations are in full force and effect.


                 q. Litigation. Exhibit "Q" to the Disclosure Statement contains a true and complete list and brief description of all pending or, to the knowledge of either of the Corporations or Seller, threatened, Litigation to which either of the Corporations is or would be a party or to which any of their assets is or would be subject. Except as described on Exhibit "Q" to the Disclosure Statement, neither of the Corporations is a party to any Litigation other than routine litigation commenced by the Bank to enforce obligations of borrowers in which no counterclaims for any material amounts of money have been asserted or, to the knowledge of the Corporations or Seller, threatened.


                 r.   Brokers or Finders.  No broker, agent,
          finder, consultant, or other party (other than legal and accounting advisors) has been retained by Seller or either of the Corporations or is entitled to be paid based upon any agreements, arrangements, or understandings made by Seller or either of the Corporations in connection with any of the transactions contemplated by this Agreement.


                 s.   Environmental Compliance.  Each of the
          Corporations is in material compliance with all relevant Environmental Laws and neither of the Corporations has any material Environmental, Health, and Safety Liabilities. None of the Facilities is now being used or, to the best of Seller's knowledge, at any time in the past has ever been used by any of the Corporations, or to the knowledge of Seller without investigation, by third parties, for the storage (whether permanent or temporary), disposal, or handling of any Hazardous Materials, nor are any Hazardous Materials located in, on, under, or at any of the Facilities. Neither Seller nor either of the Corporations has received any notice of material violation of any Environmental Law, or any notice of any material potential Environmental, Health, and Safety Liabilities with respect to any of the Facilities or to any other properties and assets in which either of the Corporations has had an interest.


                 t.   Employment of Aliens.  Each of the
          Corporations is in material compliance with the Immigration Reform and Control Act of 1986.


                 u. Notes and Leases. All promissory notes and leases owned by the Bank at the Effective Time will represent bona fide indebtedness or obligations to the Bank and are and will be fully enforceable in accordance with their terms without valid set-offs or counterclaims, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally; provided, however, no representation or warranty is made in this Agreement as to the collectibility of such notes and leases.


                 v.   No Misrepresentations.  Neither this
          Agreement, the Disclosure Statement, nor the Financial Statements, when considered in conjunction with all other information and documents contained therein, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                 w. Updating of Representations and Warranties. Between the date hereof and the Effective Time, Seller will promptly disclose to BANK IV in writing any information of which it has actual knowledge (1) concerning any event that would render any material representation or warranty of Seller untrue if made as to the date of such event, (2) which renders any information set forth in this Agreement or the Disclosure Statement no longer correct in all material respects, or (3) which arises after the date hereof and which would have been required to be included in this Agreement or Disclosure Statement if such information had existed on the date hereof.


                 x. True at Effective Time. Except as otherwise specifically provided in this Agreement, all of the representations and warranties set forth above will be true and correct at the Effective Time with the same force and effect as though such representations and warranties had been made at the Effective Time.


          4.2.   Representations and Warranties of BANK IV.  BANK
IV represents and warrants to Seller as follows:


                 a.   Organization, Good Standing, and Authority.
          BANK IV is a bank duly organized, validly existing, and in good standing under the laws of the United States, and has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business. BANK IV is not in violation of its charter documents or bylaws, or of any applicable Law in any material respect, or in default in any material respect under any material agreement, indenture, lease, or other document to which it is a party or by which it is bound.


                 b. Binding Obligations; Due Authorization. This Agreement constitutes the valid and binding obligations of BANK IV, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the board of directors of BANK IV.


                 c. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the fulfillment of the terms hereof, will (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the charter documents or bylaws of BANK IV or under any agreement or instrument under which BANK IV is obligated, or (2) violate any Law to which it is subject.


                 d.   Brokers or Finders.  No broker, agent,
          finder, consultant, or other party (other than legal and accounting advisors) has been retained by BANK IV or is entitled to be paid based upon any agreements, arrangements, or understandings made by BANK IV in connection with any of the transactions contemplated by this Agreement.




                            ARTICLE V

                     BOOK VALUE ADJUSTMENTS


          5.1. Mutual Agreement. The parties agree that no adjustments to the Book Value of the Bank shall be made for any of those items excluded from adjustment in the definition of Book Value of the Bank contained in Section 1.1 of this Agreement. No adjustments shall be made for loan loss reserves, investment portfolios, or accounting adjustments unless such accounting adjustments are in excess of $200,000 in the aggregate, without the mutual consent of both parties to this Agreement. With reference to loan loss reserves, BANK IV acknowledges that it has reviewed the loan loss reserves as of October 31, 1993, finds that they are adequate as of that time, and agrees not to request adjustments to the amount of the loan loss reserves as of that date for the loans of Bank existing on that date in the absence of material adverse changes subsequent to that date in the financial condition of a borrower or borrowers or in the absence of receipt after that date of additional financial information concerning a borrower or borrowers which justifies a higher risk reclassification of the loans of such borrower or borrowers. In event Seller and BANK IV are unable to agree on any accounting adjustment, adjustment to the loan loss reserves or investment portfolio, or to any adjustment which would cause an adjustment in Book Value of the Bank after good faith negotiations, then this Agreement shall terminate.


          5.2. Expenses Caused by BANK IV. The amount of any out of pocket expense incurred by the Bank on or before Closing as a result of due diligence efforts undertaken by BANK IV or in preparation for assuming control of Corporations, including without limitation but by way of illustration, additional payroll costs resulting from attendance by employees at seminars to become familiar with BANK IV methods and procedures, shall be paid by BANK IV to Bank at Closing or, if this Agreement is terminated without closing other than by reason of Seller's breach or pursuant to
Section 5.1, to Corporations in reimbursement of such expenses.


                           ARTICLE VI

                       CLOSING CONDITIONS


          6.1. Conditions to Obligations of BANK IV. The obligations of BANK IV to purchase the Shares shall be subject to the following conditions which may, to the extent permitted by Law, be waived by BANK IV at its option:


                 a. Absence of Litigation. No order, judgment, or decree shall be outstanding restraining or enjoining consummation of the purchase of the Shares; and no Litigation shall be pending or threatened in which it is sought to restrain or prohibit the purchase of the Shares or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement.


                 b. Regulatory Approvals. All Required Approvals shall have been procured (and shall continue to be in effect) and all other requirements prescribed by Law shall have been satisfied.


                 c. Minimum Net Worth of Bank. The Book Value of the Bank as of the Valuation Date, computed in accordance with GAAP, except as provided in this Agreement, shall be not less than $20,000,000.


                 d.   Opinion of Counsel.  BANK IV shall have
          received the opinion of Morris, Laing, Evans, Brock & Kennedy, Chartered, counsel to the Corporations and Seller, substantially in the form of Exhibit "A" hereto.


                 e. Representations and Warranties; Covenants. The representations and warranties of Seller contained in
          Section 4.1 of this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time, excepting any changes occurring in the ordinary course of business, none of which shall have been materially adverse, and excepting any changes contemplated or permitted by this Agreement. Seller shall have performed all of its obligations under this Agreement.


                 f. Certificates. Seller shall have delivered to BANK IV a certificate, in form and substance satisfactory to BANK IV, dated the Effective Time and signed by the chief executive officer and chief financial officer of each of Seller and Bank, certifying in such detail as BANK IV may reasonably request the fulfillment of the foregoing conditions; provided, that none of the certifications contained therein shall survive the Closing except to the extent they pertain to representations and warranties that survive the Closing as expressly provided in Section 8.1 of this Agreement.


                 g. Resignations. Seller shall have delivered to BANK IV the written resignations, effective at the Effective Time, of those directors of the Corporations as BANK IV shall have requested at least five business days prior to the Effective Time.


                 h. Delivery of Noncompetition Agreements. The parties shall have executed and delivered Noncompetition Agreements substantially in the form of Exhibits "B" and "C" hereto.


          6.2. Conditions to Obligations of Seller. The obligation of Seller to sell the Shares and to consummate the transactions contemplated hereby shall be subject to the following conditions which may, to the extent permitted by Law, be waived by Seller at its option:


                 a. General. Each of the conditions specified in clauses a and b of Section 6.1 shall have occurred and be continuing.


                 b. Representations and Warranties; Covenants. The representations and warranties of BANK IV contained in Section 4.2 of this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time. BANK IV shall have duly performed all of its obligations under this Agreement.


                 c. Delivery of Noncompetition Agreements. The parties shall have executed and delivered Noncompetition Agreements substantially in the form of Exhibits "B" and "C" hereto.


                           ARTICLE VII

                    TERMINATION OF AGREEMENT


          7.1. Mutual Consent; Termination Date. This Agreement shall terminate at any time when the parties hereto mutually agree in writing. This Agreement may also be terminated at the election of either Seller or BANK IV, upon written notice from the party electing to terminate this Agreement to the other party if, without fault on the part of the party electing to terminate this Agreement, there has been a denial of a Required Approval. Unless extended by written agreement of the parties, this Agreement shall terminate if all conditions to the obligations of the parties hereto have not occurred on or before May 31, 1994.


          7.2. Election by BANK IV. This Agreement shall terminate at BANK IV's election, upon written notice from BANK IV to Seller if any one or more of the following events shall occur and shall not have been remedied to the satisfaction of BANK IV within 30 days after written notice is delivered to Seller: (a) there shall have been any material breach of any of the obligations, covenants, or warranties of the Seller hereunder; or
(b) there shall have been any written representation or statement furnished by the Seller hereunder which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement. BANK IV shall also have the right to terminate this Agreement without such 30 days' written notice if the parties are unable to agree as to adjustments to Book Value of Bank as provided in Section 5.1 of this Agreement.


          7.3. Election by Seller. This Agreement shall terminate at the election of Seller upon written notice from Seller to BANK IV if any one or more of the following events shall occur and shall not have been remedied to its satisfaction within 30 days after written notice is delivered to BANK IV: (a) there shall have been any material breach of any of the obligations, covenants, or warranties of BANK IV hereunder; or (b) there shall have been any written representation or statement furnished by BANK IV hereunder which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement. Seller shall also have the right to terminate this Agreement without such 30 days' written notice if the parties are unable to agree as to adjustments to Book Value of Bank as provided in Section 5.1 of this Agreement.


          7.4. Effect of Termination. If either party commits a material breach of its obligations, covenants, or representations which gives the other party the right to elect to terminate as provided in this Article VII, termination shall be the sole remedy of the other party prior to Closing absent a willful breach of such obligations, covenants, warranties, or representations. Upon termination of this Agreement for any reason as provided in this
Article VII, this Agreement shall become null and void and of no further force and effect, except that BANK IV shall keep confidential information acquired by it through its due diligence investigation, whether performed before or after execution of this Agreement, shall destroy all memoranda, summaries, or other writings based upon such information, and shall upon Seller's request return all documents or instruments obtained through such due diligence investigation, and shall not use any such information to compete against Bank for loans or other transactions or relationships or for Bank's customers, and shall reimburse Corporations for any expenses as provided in Section 5.2 of this Agreement.


                          ARTICLE VIII

                         INDEMNIFICATION


          8.1. Closing; Survival of Representations and Warranties. Notwithstanding any rule of law or provision of this Agreement to the contrary, upon Closing all representations, warranties, and obligations of the parties under this Agreement shall be deemed to be true and fulfilled and shall not survive the Closing, except that the representations and warranties of Seller contained in subparagraphs (a), (c), (d), (f), (l), and (r), of
Section 4.1 of this Agreement and the provisions of Sections 8.4 and 9.9 of this Agreement shall survive the Closing.


          8.2. Indemnification. Seller shall be liable for, and shall defend, save, indemnify, and hold harmless BANK IV, the Corporations, and their respective successors, officers, directors, employees, and agents, and each of them (hereinafter individually referred to as an "Indemnitee" and collectively as "Indemnitees") against and with respect to any losses, liabilities, claims, diminution in value, litigation, demands, damages, costs, charges, reasonable legal fees, suits, actions, proceedings, judgments, expenses, or any other losses (herein collectively referred to as "Indemnifying Losses") that may be sustained, suffered, or incurred by, or obtained against, any Indemnitee arising from or by reason of the breach or nonfulfillment of any of the warranties, agreements, or representations made by the Seller in subparagraphs
(a), (c), (d), (f), (l), and (r) of Section 4.1 of this Agreement.


          8.3. Procedure. If any claim or demand shall be made or liability asserted against any Indemnitee, or if any Litigation, suit, action, or administrative or legal proceedings shall be instituted or commenced in which any Indemnitee is involved or shall be named as a defendant either individually or with others, and if such Litigation, claim, demand, liability, suit, action, or proceeding, if successfully maintained, will result in any Indemnifying Losses as defined in Section 8.2, BANK IV shall give Seller written notice thereof within 20 days after it acquires knowledge thereof. If, within 20 days after the giving of such notice, BANK IV receives written notice from Seller stating that Seller disputes or intends to defend against such claim, demand, liability, suit, action, or proceeding, then Seller shall have the right to select counsel of its choice and to dispute or defend against or settle such claim at its expense, and the Indemnitees shall fully cooperate with Seller in such dispute or defense or settlement so long as Seller is conducting such dispute or defense diligently and in good faith. If no such notice of intent to dispute or defend is received by BANK IV within the aforesaid 20-day period, of if such diligent and good faith defense is not being, or ceases to be, conducted, BANK IV shall have the right, directly or through one or more of the Indemnitees, to dispute and defend against the claim, demand, or other liability at the cost and expense of Seller, to settle such claim, demand, or other liability, together with interest or late charges thereon, and in either event to be indemnified as provided in this Agreement so long as BANK IV conducts such defense diligently and in good faith.

If any event shall occur that would entitle Indemnitees to a right of indemnification hereunder, any loss, damage, or expense subject to indemnification shall be the after-tax net loss to the Indemnitees after due allowance for the income tax effect, if any, of amounts to be received by the Indemnitees hereunder, insurance, or offsetting income or assets resulting therefrom.


          8.4. Agreement as to Particular Contingent Liability. If at or after the Effective Time any claim, demand, suit, or cross-claim against Bank is pending and unresolved or any claim or demand is made or suit or cross-claim is filed against Bank arising or alleged to have arisen in any manner out of any act, error, or omission done, made, or omitted by the Bank performing trust services in connection with Satco, Ltd., including without limitation, any claim, liability, or judgment arising in any manner out of Case No. 88 C 438, entitled City of South Hutchinson, Kansas and Hutchinson National Bank and Trust Company v. Satco Ltd., et al., pending in the District Court of Reno County, Kansas, and any subsequent claims or legal proceedings with respect to the Bank's relationship with Satco, Ltd., whether based on the Bank's services as trustee, as purchaser of industrial revenue bonds, as lender, or otherwise, BANK IV shall defend or cause Bank to defend against such claims, demands, suit, or cross-claim as BANK IV may deem advisable and appropriate. BANK IV shall have the right to select and employ counsel of its choice for such defense and shall have full control of such defense, including the power and authority to enter into any settlement or compromise as it may deem advisable, but shall keep Seller reasonably advised of all negotiations, actions, and proceedings in such defense. Seller shall fully cooperate with BANK IV in such defense, and may at Seller's expense employ counsel to monitor such defense, but such counsel shall have no right to conduct such defense or participate therein. All costs and expenses, including attorneys' fees, in conducting such defense shall be paid by BANK IV or Bank, but any money awarded or paid to the claimant or claimants, whether resulting from a judgment or a settlement and compromise, shall be paid 50% by Seller and 50% by BANK IV or Bank.


                           ARTICLE IX

                          MISCELLANEOUS


          9.1. Expenses. Whether or not the Purchase is effected, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as provided in Section
5.2.


          9.2. Notices. All notices or other communications required or permitted hereunder, except as otherwise provided in this Agreement, shall be sufficiently given if personally delivered or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows: (a) If to BANK IV, addressed to K. Gordon Greer, Chairman of the Board, Post Office Box 4, Wichita, KS 67201; and (b) if to the Seller, addressed to
W. A. Michaelis, Jr., Chairman of the Board of Emprise Financial Corporation, P. O. Box 247, Wichita, KS 67201, with a copy to Ralph R. Brock, attorney-at-law, Fourth Floor, 200 West Douglas, Wichita, KS 67202, or to such other person or such other address as shall have been furnished in writing in the manner provided herein for giving notice.


          9.3.   Time.  Time is of the essence of this Agreement.


          9.4. Law Governing. This Agreement shall, except to the extent federal law is applicable, be construed in accordance with and governed by the laws of the State of Kansas, without regard to the principles of conflicts of laws thereof.


          9.5. Entire Agreement; Amendment. This Agreement and the agreements expressly provided for herein together contain and incorporate the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, agreements, letters of intent, and understandings. This Agreement may only be amended by an instrument in writing duly executed by BANK IV and Seller and all attempted oral waivers, modifications, and amendments shall be ineffective.


          9.6. Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the successors and permitted assigns of each of them; provided, however, that this Agreement or any of the rights, interests, or obligations hereunder may not be assigned by either of the parties hereto without the prior written consent of the other party hereto.


          9.7. Cover, Table of Contents, and Headings. The cover, table of contents, and the headings of the sections and subsections of this Agreement are for convenience of reference only and shall not be deemed to be a part hereof or thereof or taken into account in construing this Agreement.


          9.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute but one agreement.


          9.9. Non-Competition. For a period of five years from the Effective Time, Seller will not, within Reno, Pratt, Meade, Finney, or McPherson Counties in Kansas, directly or indirectly, own, manage, operate, or otherwise be connected with the ownership, management, operation or control of any business engaged in the business of commercial banking, of making consumer or commercial loans, or of accepting deposits; provided, however, that after 30 months from the Effective Time, the restriction contained herein pertaining to McPherson County, Kansas shall be reduced to comprise an area within a radius of five miles of Lindsborg, Kansas. It is understood that any banking business conducted by banks that are at such time Subsidiaries of Seller which does not breach the covenants in the Noncompetition Agreements of W. A. Michaelis, Jr. and M. D. Michaelis, Exhibits "B" and "C" hereto, shall not constitute a breach of the restrictive covenant contained in this
Section 9.9. If, at any time during the period the restrictions described in the preceding sentence are in effect, all of the issued and outstanding capital stock of Seller is sold to, or Seller is merged into, a wholly unrelated and unaffiliated third party not controlled by any one or more of Seller's former stockholders, all of such restrictions shall terminate except that such purchaser shall not use the name "Emprise Bank" or a variation thereof within the area described in the preceding sentence during the remainder of such period. Seller agrees that, in addition to all other remedies otherwise available to BANK IV and the Bank, BANK IV and the Bank shall each have the right to injunctive relief to restrain and enjoin any actual or threatened breaches of this provision and that if in any litigation that might arise over the provisions contained in this Section a court should determine that the restrictions contained in this Section are too broad, or too long in duration, or too broad in geographic scope to be enforceable in equity, such provisions as such court might find unenforceable are amended only so much as shall be necessary in order for the restrictions contained herein to be enforceable and, as so amended, shall be enforced by such court.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.



                      BANK IV KANSAS, NATIONAL ASSOCIATION



                      By
                        --------------------------
                        /s/K. Gordon Greer,
                             Chairman of the Board

                              "BANK IV"





                     [signatures continued]

                      EMPRISE FINANCIAL CORPORATION



                      By
                        ---------------------------
                                "Seller"







                       AGREEMENT TO MERGE

                             between

              BANK IV KANSAS, NATIONAL ASSOCIATION,

                               and

               EMPRISE BANK, NATIONAL ASSOCIATION

                      under the charter of

              BANK IV KANSAS, NATIONAL ASSOCIATION

                       under the title of

              BANK IV KANSAS, NATIONAL ASSOCIATION


          THIS AGREEMENT made among BANK IV Kansas, National Association (hereinafter referred to as "BANK IV"), a banking association organized under the laws of the United States, being located at 100 North Broadway, City of Wichita, County of Sedgwick, in the State of Kansas, with a capital of $356,457,292.74 divided into 9,254,200 shares of common stock, each of $5.00 par value, and surplus of $218,601,457.92 and undivided profits, including capital reserves, of $91,584,834.82 as of December 31, 1993, and Emprise Bank, National Association, a national banking association organized under the laws of the United States (hereinafter referred to as "Emprise") being located at 20 West Second, Hutchinson, County of Reno, in the State of Kansas, with a capital of $5,000,000, divided into 500,000 shares of common stock, each of $10.00 par value, and surplus of $_________ and undivided profits, including capital reserves, of $_________ as of December 31, 1993, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 USC Section 215a).


          W I T N E S S E T H:  That,


          Section 1. Emprise shall be merged into BANK IV under the charter of the latter.


          Section 2.  The name of the receiving association
(hereinafter referred to as the "Association") shall be BANK IV
Kansas, National Association.


          Section 3. The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 100 North Broadway, Wichita, Kansas, and at its legally established branches.


          Section 4. At the time the merger shall be effective, the amount of capital stock of the Association shall be $361,457,292.74, divided into 10,254,200 shares of common stock, each of $5.00 par value, the Association shall have a surplus of $___________, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between December 31, 1993, and the effective time of the merger. The amount of capital stock of the Association and its surplus and undivided profits at the time the merger becomes effective shall also be adjusted to reflect the effect of all mergers of other banks into the Association, if any, between December 31, 1993 and the effective time of the merger.


          Section 5. All assets as they exist at the effective time of the merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the merging entities existing as of the effective time of the merger.


          Section 6. Of the capital stock of the Association, the presently outstanding 9,254,200 shares of common stock, each of $5.00 par value, the holder of it, Fourth Financial Corporation, shall retain its present rights. In addition, Fourth Financial Corporation shall receive an additional 1,000,000 shares of common stock of the Association by reason of the merger. Upon the merger becoming effective, all of the issued and outstanding shares of capital stock of Emprise shall be cancelled.


          Section 7. Except as expressly permitted in a Stock Purchase Agreement dated as of January 31, 1994, between BANK IV and Emprise Financial Corporation (the "Stock Purchase agreement"), Emprise shall not (i) declare or pay any dividend to its shareholders, (ii) dispose of any of its assets in any other manner except in the normal course of business and for adequate value, or
(iii) take any other action which would violate the terms of the Stock Purchase Agreement.


          Section 8. The present board of directors and officers of BANK IV shall continue to serve as the board of directors and officers of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.


          Section 9. The merger shall be effective immediately following the Purchase as such term is defined in the Stock Purchase Agreement. Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of BANK IV as then in effect shall be the articles of association of the resulting bank.


          Section 10. This Agreement may be terminated as provided in the Stock Purchase Agreement. Notwithstanding the approval of this Agreement by any stockholder group, this Agreement shall automatically terminate upon the termination of the Stock Purchase Agreement for any reason, and in no event shall the merger of Emprise into BANK IV occur prior to the consummation of the Purchase as such term is defined in the Stock Purchase Agreement.


          Section 11. This Agreement shall be ratified and confirmed by the affirmative vote of stockholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the time specified in a merger approval to be issued by the Comptroller of the Currency of the United States.



          WITNESS, the signatures and seals of said merging entities as of the ___ day of _______ 1994, each set by its chairman of the board, president, or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority:



                                BANK IV KANSAS,
                                NATIONAL ASSOCIATION
Attest:

                                By
                                  --------------------------
- -------------------------         /s/K. Gordon Greer,
/s/John C. Maloney, Secretary      Chairman of the Board
                                   and President


[Seal of Bank]


                                EMPRISE BANK, NATIONAL
                                ASSOCIATION


                                By
                                  ---------------------------
                                  ________________, President

Attest:


_______________________
______________, Secretary

[Seal of Bank]




STATE OF KANSAS  )
                 ) SS:
SEDGWICK COUNTY  )


          On this ____ day of _______, 1994, before me, a notary public for this state and county, personally came K. Gordon Greer, as chairman of the board and president, and John C. Maloney, as secretary, of BANK IV Kansas, National Association, a national banking association, and each in his capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.


          WITNESS my official seal and signature this day and year.


                                --------------------
                                Notary Public
My Appointment Expires:

- -----------------------




STATE OF KANSAS  )
                 ) SS:
RENO COUNTY      )


          On this ___ day of _______, 1994, before me, a notary public for this state and county, personally came ________________ as president, and ______________ as secretary of Emprise Bank, National Association, a national banking association, and each in his/her capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal.


          WITNESS my official seal and signature this day and year.


                                --------------------
                                Notary Public
My Appointment Expires:



- -----------------------








                        EXHIBIT "A"




                          _______, 1994


Board of Directors
BANK IV Kansas, National Association
100 North Broadway
Wichita, Kansas 67202


Gentlemen:


          We have acted as counsel to Emprise Financial Corporation ("Seller") in connection with the preparation of the Stock Purchase Agreement, dated as of January 31, 1994, between BANK IV Kansas, National Association and Seller (the "Agreement"). This Opinion Letter is provided to you at the request of Seller pursuant to
Section 6.1(d) of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Agreement or the Accord described below.


          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of Kansas.








          For purposes of this Opinion Letter, we have relied upon factual representations made by Seller in Section 4.1 of the Agreement. In addition, the opinions as to (a) due organization of the Seller and the Corporations in Paragraph 1 of this Opinion Letter, (b) capitalization of the Corporation and lack of encumbrances, liens, and security interests relating to the Bank Stock owned by Seller in Paragraph 4 of this Opinion Letter, and
(c) options of the Corporation in Paragraph 5 of this Opinion Letter, are based solely on our review of the Constituent Documents, minute books, and stock records of the Corporations furnished to us by representatives of Seller.


          Based upon and subject to the foregoing, we are of the opinion that:

               1.   Organization, Good Standing, and Authority.
          Seller is a bank holding company duly registered pursuant to the Bank Holding Company Act. Seller and the
          Corporations are each a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


               2.   Binding Obligations.  The Agreement is
          enforceable against the Seller.


               3. Absence of Default. None of the execution or the delivery of the Agreement, the consummation of the Purchase, or the fulfillment of the terms thereof, will
          (1) violate the Constituent Documents of either of the Corporations or of Seller or any agreement or instrument under which Seller is obligated, or (2) violate applicable provisions of any order or understandings issued to or entered into by Seller or by any of the Corporations by any governmental agency or body having regulatory authority over their business or affairs.


               4. Capitalization. The Bank is authorized to issue 500,000 shares of common stock, par value $10 per share, all of which are validly issued and outstanding. Emprise Building Corp.-Hutchinson is authorized to issue 100,000 shares of common stock, par value $1 per share, of which 30,000 shares are validly issued and outstanding and owned by the Bank. Seller is the owner, free and clear of all encumbrances, liens, and security interests whatsoever, of all issued and outstanding shares of Bank Stock, except that the Shares are subject to a security interest of BANK IV given to secure a loan from BANK IV to Seller.


               5. Options. To our Actual Knowledge, neither of the Corporations has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock of any class and neither of the Corporations has agreed to sell any shares of its capital stock.


               6.   Governmental Approvals.  The execution,
          delivery, and performance of the Agreement by Seller do not require any approval, authorization, consent, exemptions, notices of intent not to disapprove, or other action of any regulatory body, administrative agency, or any other governmental body or any filing with any governmental body to which Seller or either Corporation is subject, other than approvals of or filing with the Board and the Comptroller. All such requisite approvals, authorizations, consents, exemptions, and notices have been taken by the appropriate governmental body.


          We hereby confirm to you that to our Actual Knowledge there are no actions or proceedings against either Corporation, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Agreement or (ii) seek damages in excess of $25,000, except as described in the Disclosure Statement. In this connection, we also confirm to you that we do not ordinarily represent either Corporation in actions or proceedings in which they are or may be involved or in the conduct of their legal affairs.


          The phrase "Primary Lawyer Group", as used in the Accord, is hereby modified and, for the purposes of applying the Accord to this Opinion Letter, the Primary Lawyer Group means only the lawyers in this firm who have given substantive legal attention to representation of Seller and the Corporations in connection with the Transaction.


          This Opinion Letter may be relied upon by you only in connection with the Transaction and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.


                                Very truly yours,




                                /s/Morris, Laing, Evans, Brock &
                                Kennedy, Chartered









                          EXHIBIT "B"


                    NONCOMPETITION AGREEMENT
                    ------------------------




          THIS AGREEMENT, made and entered into on the ___ day of ____________, 1994, by and between BANK IV KANSAS, NATIONAL
ASSOCIATION, a national banking association, hereinafter referred to as "BANK IV"; and W. A. MICHAELIS, JR., hereinafter referred to as "Michaelis."


          W I T N E S S E T H:  That,
          - - - - - - - - - -

          WHEREAS, contemporaneous with the execution and delivery of this Agreement BANK IV is purchasing all of the issued and outstanding capital stock ("Bank Stock") of Emprise Bank, National Association, Hutchinson, Kansas (the "Bank") from Emprise Financial Corporation ("Seller") pursuant to a Stock Purchase Agreement dated as of January 31, 1994 (the "Agreement"); and


          WHEREAS, Michaelis, as a substantial stockholder of Seller, will receive substantial benefits from the sale of the Bank Stock to BANK IV; and


          WHEREAS, Michaelis holds senior management level positions with Seller and has held senior management level positions with Bank; and


          WHEREAS, Seller owns and may hereafter acquire other banks (which banks, whether now or hereafter acquired, are hereinafter referred to as "Other Banks") located and doing business in the State of Kansas over which Michaelis has control;
and


          WHEREAS, the Agreement provides that the parties hereto will enter into this Noncompetition Agreement;





          NOW THEREFORE, in consideration of the premises and the covenants contained herein and the payments to be made to Michaelis pursuant to this Agreement and the Agreement, the parties hereto agree as follows:


          1. Consideration. Contemporaneous with the execution and delivery of this Agreement, BANK IV has paid Michaelis
$400,000, receipt of which is hereby acknowledged by Michaelis.


          2. Relationship, Confidence, and Trust. Michaelis acknowledges that during the period Seller owned the Bank and he held a senior management level position, he acquired valuable and confidential information, trade secrets, and relationships with respect to the Bank's successful business practices and operations, including, by way of illustration and not of limitation, knowledge of the Bank's customers, prices, costs, and future plans (collectively "Proprietary Information"). As a consequence of the foregoing, Michaelis occupied a position of trust and confidence with respect to the Bank's affairs. In view of the foregoing and in consideration of the consideration paid to him, Michaelis agrees that it is reasonable and necessary for the protection of the goodwill and business of the Bank and BANK IV that he make the covenants contained in Paragraphs 3 and 4 regarding his conduct, and that BANK IV and the Bank will suffer irreparable injury if he engages in conduct prohibited thereby. The covenants contained in Paragraphs 3 and 4 shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Michaelis against BANK IV or the Bank, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by BANK IV or the Bank of any of said covenants.


          3. Disclosure of Proprietary Information. Michaelis recognizes and acknowledges that the Proprietary Information and all other information as to the business affairs of the Bank not generally known to the public, as the same may exist from time to time, are confidential information and are valuable, special, and unique assets of BANK IV's and the Bank's business. Michaelis therefore agrees that he will never disclose any of the Proprietary Information, or any other information as to the business affairs of the Bank to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; provided, that Michaelis may make use of such information in managing the Other Banks. In the event of a breach or threatened breach by Michaelis of the provisions of this paragraph, the Bank and BANK IV shall each be entitled to injunctive or other equitable relief enjoining and restraining him from disclosing, in whole or in part, any such Proprietary Information. Nothing herein shall be construed as prohibiting BANK IV or the Bank from pursuing any other remedies available to BANK IV or the Bank for such breach or threatened breach.


          4. Restrictive Covenant. For a period of five years from the date of this Agreement, Michaelis will not, within Reno, Pratt, Meade, Finney, or McPherson Counties in Kansas, without the prior written consent of BANK IV, directly or indirectly, own, manage, operate, consult with, be employed by, or be connected with the ownership, management, operation, or control of any business engaged in the business of commercial banking, of making consumer or commercial loans, or of accepting deposits; provided, however, that after 30 months from the date hereof, the restriction contained herein pertaining to McPherson County, Kansas shall be reduced to comprise an area within a radius of five miles of Lindsborg, Kansas. Without limiting the generality of the foregoing, Michaelis will not, directly or indirectly through Seller or any Other Bank or entity while owned or controlled by him, solicit during the above five-year or 30-month periods any customers of Bank in the above prohibited areas for loans or deposits or other banking business; provided, however, that loans, deposits, or other banking business may be conducted with such customers if they voluntarily on their own initiative without such solicitation choose to conduct banking business with Other Banks; and provided, further, that Other Banks conducting any banking business with customers of Bank who are also customers of Other Banks or who were referred to Bank by an Other Bank shall not constitute a violation of this Agreement. It is also understood that newspaper, magazine, regional telephone directories, radio, television, or other advertising by Other Banks, although published to target customers and to develop business in areas other than the above prohibited areas, may also be received, delivered, or otherwise reach the prohibited areas, and the fact that such advertising may reach the prohibited areas likewise shall not constitute a violation of this Agreement.


          5. Remedies on Breach. Michaelis agrees that, in addition to all other remedies otherwise available to BANK IV and the Bank, BANK IV and the Bank shall each have the right to injunctive relief to restrain and enjoin any actual or threatened breaches of this provision and that if in any litigation that might arise over the provisions contained in this paragraph a court should determine that the restrictions contained in this paragraph are too broad, or too long in duration, or too broad in geographic scope to be enforceable in equity, such provisions as such court might find unenforceable are amended only so much as shall be necessary in order for the restrictions contained herein to be enforceable and, as so amended, shall be enforced by such court.


          6. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his or her last known residence in the case of Michaelis, or to its principal office in the case of BANK IV.


          7. Waiver of Breach. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


          8. Assignment. The rights and obligations of BANK IV under this Agreement shall inure to the benefit of, and shall be binding upon, BANK IV, the Bank, and their respective successors and assigns. Obligations of Michaelis contained herein are obligations personal to and binding only on Michaelis, and Michaelis shall not have the right to assign any of the rights or obligations contained in this Agreement.


          9. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


          IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month, and year first above written.



                                BANK IV Kansas, National
                                Association


                                By____________________________
                                  /s/K. Gordon Greer, Chairman of
                                  the Board


                                        "BANK IV"



                                ______________________________
                                /s/W. A. Michaelis, Jr.


                                        "Michaelis"









                          EXHIBIT "C"


                    NONCOMPETITION AGREEMENT
                    ------------------------




          THIS AGREEMENT, made and entered into on the ___ day of ____________, 1994, by and between BANK IV KANSAS, NATIONAL ASSOCIATION, a national banking association, hereinafter referred to as "BANK IV"; and M. D. MICHAELIS, hereinafter referred to as "Michaelis."


          W I T N E S S E T H:  That,
          - - - - - - - - - -

          WHEREAS, contemporaneous with the execution and delivery of this Agreement BANK IV is purchasing all of the issued and outstanding capital stock ("Bank Stock") of Emprise Bank, National Association, Hutchinson, Kansas (the "Bank") from Emprise Financial Corporation ("Seller") pursuant to a Stock Purchase Agreement dated as of January 31, 1994 (the "Agreement"); and


          WHEREAS, Michaelis, as a substantial stockholder of Seller, will receive substantial benefits from the sale of the Bank Stock to BANK IV; and


          WHEREAS, Michaelis holds senior management level positions with Seller and has held senior management level positions with Bank; and


          WHEREAS, Seller owns and may hereafter acquire other banks (which banks, whether now or hereafter acquired, are hereinafter referred to as "Other Banks") located and doing business in the State of Kansas over which Michaelis has control;
and


          WHEREAS, the Agreement provides that the parties hereto will enter into this Noncompetition Agreement;


          NOW THEREFORE, in consideration of the premises and the covenants contained herein and the payments to be made to Michaelis pursuant to this Agreement and the Agreement, the parties hereto agree as follows:


          1. Consideration. Contemporaneous with the execution and delivery of this Agreement, BANK IV has paid Michaelis
$600,000, receipt of which is hereby acknowledged by Michaelis.


          2. Relationship, Confidence, and Trust. Michaelis acknowledges that during the period Seller owned the Bank and he held a senior management level position with Bank, he acquired valuable and confidential information, trade secrets, and relationships with respect to the Bank's successful business practices and operations, including, by way of illustration and not of limitation, knowledge of the Bank's customers, prices, costs, and future plans (collectively "Proprietary Information"). As a consequence of the foregoing, Michaelis occupied a position of trust and confidence with respect to the Bank's affairs. In view of the foregoing and in consideration of the consideration paid to him, Michaelis agrees that it is reasonable and necessary for the protection of the goodwill and business of the Bank and BANK IV that he make the covenants contained in Paragraphs 3 and 4 regarding his conduct, and that BANK IV and the Bank will suffer irreparable injury if he engages in conduct prohibited thereby.
The covenants contained in Paragraphs 3 and 4 shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Michaelis against BANK IV or the Bank, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by BANK IV or the Bank of any of said covenants.


          3. Disclosure of Proprietary Information. Michaelis recognizes and acknowledges that the Proprietary Information and all other information as to the business affairs of the Bank not generally known to the public, as the same may exist from time to time, are confidential information and are valuable, special, and unique assets of BANK IV's and the Bank's business. Michaelis therefore agrees that he will never disclose any of the Proprietary Information, or any other information as to the business affairs of the Bank to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever; provided, that Michaelis may make use of such information in managing the Other Banks. In the event of a breach or threatened breach by Michaelis of the provisions of this paragraph, the Bank and BANK IV shall each be entitled to injunctive or other equitable relief enjoining and restraining him from disclosing, in whole or in part, any such Proprietary Information. Nothing herein shall be construed as prohibiting BANK IV or the Bank from pursuing any other remedies available to BANK IV or the Bank for such breach or threatened breach.


          4. Restrictive Covenant. For a period of five years from the date of this Agreement, Michaelis will not, within Reno, Pratt, Meade, Finney, or McPherson Counties in Kansas, without the prior written consent of BANK IV, directly or indirectly, own, manage, operate, consult with, be employed by, or be connected with the ownership, management, operation, or control of any business engaged in the business of commercial banking, of making consumer or commercial loans, or of accepting deposits; provided, however, that after 30 months from the date hereof, the restriction contained herein pertaining to McPherson County, Kansas shall be reduced to comprise an area within a radius of five miles of Lindsborg, Kansas. Without limiting the generality of the foregoing, Michaelis will not, directly or indirectly through Seller or any Other Bank or entity while owned or controlled by him, solicit during the above five-year or 30-month periods any customers of Bank in the above prohibited areas for loans or deposits or other banking business; provided, however, that loans, deposits, or other banking business may be conducted with such customers if they voluntarily on their own initiative without such solicitation choose to conduct banking business with Other Banks; and provided, further, that Other Banks conducting any banking business with customers of Bank who are also customers of Other Banks or who were referred to Bank by an Other Bank shall not constitute a violation of this Agreement. It is also understood that newspaper, magazine, regional telephone directories, radio, television, or other advertising by Other Banks, although published to target customers and to develop business in areas other than the above prohibited areas, may also be received, delivered, or otherwise reach the prohibited areas, and the fact that such advertising may reach the prohibited areas likewise shall not constitute a violation of this Agreement.


          5.   Remedies on Breach   Michaelis agrees that, in
addition to all other remedies otherwise available to BANK IV and the Bank, BANK IV and the Bank shall each have the right to injunctive relief to restrain and enjoin any actual or threatened breaches of this provision and that if in any litigation that might arise over the provisions contained in this paragraph a court should determine that the restrictions contained in this paragraph are too broad, or too long in duration, or too broad in geographic scope to be enforceable in equity, such provisions as such court might find unenforceable are amended only so much as shall be necessary in order for the restrictions contained herein to be enforceable and, as so amended, shall be enforced by such court.


          6. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his or her last known residence in the case of Michaelis, or to its principal office in the case of BANK IV.


          7. Waiver of Breach. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


          8. Assignment. The rights and obligations of BANK IV under this Agreement shall inure to the benefit of, and shall be binding upon, BANK IV, the Bank, and their respective successors and assigns. Obligations of Michaelis contained herein are obligations personal to and binding only on Michaelis, and Michaelis shall not have the right to assign any of the rights or obligations contained in this Agreement.


          9. Entire Agreement. This instrument contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


          IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month, and year first above written.


                                BANK IV Kansas, National
                                Association


                                By____________________________
                                  /s/K. Gordon Greer, Chairman of
                                  the Board

                                        "BANK IV"



                                ______________________________
                                /s/M. D. Michaelis


                                        "Michaelis"